Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE LAWFULLY EFFECTED WITHOUT AN EFFECTIVE REGISTRATION, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

WARRANT TO PURCHASE STOCK

Company:  Acceleron Pharma Inc., a Delaware corporation

Number of Shares:  [•], subject to adjustment

Class of Stock:  Common Stock, $0.001 par value per share

Warrant Price:  $1.47, subject to adjustment

Issue Date:  June 10, 2010

Expiration Date:  The ten (10) year anniversary of the Issue Date.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, [•] (together with any successor or permitted assignee or transferee of this Warrant, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1                               Method of Exercise.  Holder may exercise this Warrant, in whole or in part, at any time or from time to time on any day on or prior to the Expiration Date, by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the net exercise right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                               Net Exercise.  In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Article 1.3.  The Company acknowledges that the provisions of this Article 1.2 are intended, in part, to ensure that a full or partial exchange of this Warrant pursuant to this Article 1.2 will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 under the Securities Act.  At the request of any Holder, the Company will accept reasonable modifications to the exchange procedures provided for in this Article in order to accomplish such intent.  For all purposes of this Warrant (other than this Article 1.2), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into Shares in accordance with the terms of this Article 1.2.

1.3                               Fair Market Value.  If the Company’s common stock is traded in a public market, the fair market value of a Share shall be the closing price of a share of common stock reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the consummation of the Company’s initial, underwritten offering and sale of its shares to the public pursuant to an effective registration statement under the Act (“IPO”), the “price to public” per share price specified in the final prospectus relating to such offering).  If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value of a Share (the “Appraised Value”) in its reasonable good faith judgment.  If the Requisite Holders (as defined below) shall, for any reason whatsoever, disagree with such Appraised Value, then such holders shall, by giving written notice to the Company (an “Appraisal Notice”) within ten (10) days after the Company notifies the holders of such determination, elect to dispute such determination, and such dispute shall be resolved as set forth in Section 1.3.1 below.

1.3.1                     Appraisal Resolution.  The Company shall within ten (10) days after an Appraisal Notice shall have been given, engage an independent investment bank of national repute (the “Appraiser”) that is mutually agreeable to the Company and the Requisite Holders and retained pursuant to an engagement letter between the Company and the Appraiser with respect to such valuation in form and substance reasonably acceptable to the Requisite Holders, to make an independent determination of the Appraised Value of a Share.  The costs of engagement of such investment bank for any such determination of Appraised Value shall be shared equally between the Company and the Requisite Holders and the Requisite Holders shall promptly reimburse the Company for fifty percent (50%) of such costs.

1.4                               Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5                               Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6                               Treatment of Warrant Upon Corporate Reorganization.

1.6.1                     “Requisite Holders”.  For the purpose of this Warrant, “Requisite Holders” means, at any time, holders of Shares and Warrants representing at least a majority of the Shares outstanding or issuable upon the exercise of all the Warrants issued pursuant to that certain Series E Convertible Preferred Stock and Warrant Purchase Agreement dated as of June 10, 2010.

1.6.2                     Corporate Reorganization.

A)                                   Without limiting any of the other provisions hereof, if any (i) capital reorganization; (ii) reclassification of the capital stock of the Company; (iii) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter

(either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of or economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization; (iv) sale, lease, license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; (v) sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the voting securities of or economic interests in the Company; or (vi) the acquisition by any “person” (together with his, her or its Affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly, of the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing at least 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the corporation (each of (i)-(vi) above a “Corporate Reorganization”) shall be effected, then the Company shall use its commercially reasonable best efforts to ensure that lawful and adequate provision shall be made whereby each Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Shares issuable upon exercise of the Warrants held by such Holder, shares of stock in the surviving or acquiring entity (“Acquirer”), as the case may be, such that the aggregate value of the Holder’s warrants to purchase such number of shares, where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix 2 hereto, is at least equivalent to the aggregate value of the Warrants held by such Holder immediately prior to such Corporate Reorganization, where the value of each Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth Appendix 3 hereto.  Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrant, and shall have a strike price, KAcq, that is calculated in accordance with Appendix 2 hereto.  For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Section 1.6 and Appendix 2 hereto.

B)                                   Appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof.  The Company shall use its commercially reasonable best efforts to ensure that prior to or simultaneously with the consummation of a Corporate Reorganization, the successor corporation resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors of the Company and the Requisite Holders to be satisfactory in form and substance, the obligation to deliver to the holder of the Warrants, at the last address of such holder appearing on the books of the Company, such shares of stock, as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under these Warrants.  The provisions of this Section 1.6 shall similarly apply to successive Corporate Reorganizations.  If the Company, in spite of using its commercially reasonable best efforts, is unable to cause these Warrants to continue in full force and effect until the Expiration Date in connection with any Corporate Reorganization, then the Company shall pay or cause to be paid to the Holders, prior to or contemporaneously with the consummation of any such Corporate Reorganization, an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix 3 hereto.  Such payment shall be made in cash in the event that the Corporate Reorganization results in the shareholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares of the Company (with the value of each share in the Company is determined according to SCorp in Appendix 3 hereto) in the event that the Corporate Reorganization results in the shareholders of the Company receiving shares in the Acquirer or other entity at the closing of the transaction.  In the event that the shareholders of the Company receive both cash and shares at the closing of the transaction, such payment to the Holders shall be also be made in both cash and shares in the same proportion as the consideration received by the shareholders.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1                               Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.  The Company or its successor shall promptly issue to the Holder a certificate pursuant to Article 2.6 below setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such stock dividend, subdivision, combination or consolidation by reclassification or otherwise or other event that results in a change to the number and/or class of securities issuable upon exercise or conversion of this Warrant.  The provisions of this Article 2.1 shall similarly apply to successive stock dividends, subdivisions, combinations, consolidations or other events.

2.2                               Reclassification, Exchange, Combinations or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include, without limitation, any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation.  The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 below setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant.  The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Share Distribution.

2.3.1.                  If the Company issues, sells or otherwise distributes any additional shares of the Class (including, for the avoidance of doubt, any deemed issuance, sale or distribution described in Sections 2.3.2 and 2.3.3 below) other than pursuant to Article 2.1, Article 2.2 or any Shares not deemed to be Additional Shares of Common Stock pursuant to

ARTICLE FOURTH, Section 2(e)(i)(4) of the Company’s Amended and Restated Certificate of Incorporation filed on or about June 10, 2010, as amended and from time to time in effect (any such event, including any event described in Section 2.3.2 or 2.3.3, a “Share Distribution”), without consideration or for a consideration per share less than the Warrant Price in effect on the date of and immediately prior to such Share Distribution, then the Warrant Price shall be decreased to the consideration per share received by the Company for such Share Distribution; provided that if such Share Distribution was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for all such shares of the Class issued or deemed to be issued.  Effective at the time of such adjustment to the Warrant Price pursuant to this Section 2.3.1, the number of Shares shall be increased to a number determined by multiplying the number of Shares by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to the Share Distribution and the denominator of which shall be the Warrant Price as adjusted in accordance with this Section 2.3.1.  The Company or its successor shall promptly issue to the Holder a certificate pursuant to Article 2.6 below setting forth the adjustment of the Warrant Price, Class and/or number of Shares pursuant to this Section 2.3.1.

2.3.2.                  If the Company shall issue, sell, distribute or otherwise grant in any manner (including by assumption) any rights to subscribe for or to purchase, or any warrants or options for the purchase of shares of the Class or any securities convertible into or exchangeable for shares of the Class (such rights, warrants or options being herein called “Options” and such convertible or exchangeable securities being herein called “Convertible Securities”), whether or not such Options or the rights to convert or exchange any such Convertible Securities in respect of such Options are immediately exercisable or exercisable prior to the Expiration Date or thereafter, and the price per share of the Class for which shares are issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities in respect of such Options (determined by dividing (x) the aggregate amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of the Class issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Warrant Price, then, for purposes of Section 2.3.5, the total maximum number of shares of the Class issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting of such Options and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration the price per share determined as provided in this Section 2.3.2.  Except as otherwise provided in Section 2.3.4 below, no additional adjustment of the Warrant Price shall be made upon the actual exercise of such Options or upon conversion or exchange of such Convertible Securities.

2.3.3.                  If the Company shall issue, sell or otherwise distribute (including by assumption) any Convertible Securities, whether or not the rights to exchange or convert such Convertible Securities are immediately exercisable or exercisable prior to the Expiration Date or thereafter, and the price per share of the Class for which shares are issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the aggregate amount received or receivable by the Company as consideration for the issuance, sale or distribution of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the maximum number of shares of the Class issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Warrant Price, then, for purposes of Section 2.3.5, the total maximum number of shares of the Class issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance, sale or distribution of such Convertible Securities and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share of the Class, determined as provided above.  Except as otherwise provided in Article 2.3.4 below, no additional adjustment of the Warrant Price shall be made upon the actual conversion or exchange of such Convertible Securities.

2.3.4.                  If (a) the purchase price provided for in any Option referred to in Section 2.3.2 or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 2.3.2 or 2.3.3 or the rate at which any Convertible Securities referred to in Sections 2.3.2 or 2.3.3 are convertible into or exchangeable for shares of the Class shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this Article 2.3), or (b) any of such Options or Convertible Securities shall have terminated, lapsed or expired, the Warrant Price then in effect shall be readjusted (effective only with respect to any exercise of this Warrant after such readjustment) to the Warrant Price which would then be in effect had the adjustment made upon the issuance, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be (in the case of any event referred to in clause (a) of this Article 2.3.4) or had such adjustment not been made (in the case of any event referred to in clause (b) of this Article 2.3.4).

2.3.5                     Notwithstanding the other provisions in Article 2, if any event described in Article 2.3.1, 2.3.2, or 2.3.3 occurs after the occurrence of a Bona Fide Financing (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation filed on or about June 10, 2010, as amended and from time to time in effect), then the adjustment to the Warrant Price shall be determined in accordance with this Article 2.3.5.  The Warrant Price shall be reduced, concurrently with the occurrence of such event, to a price equal to (A) the sum of (i) the number of shares of the Class outstanding immediately prior to the Share Distribution (including all shares of the Class issuable upon exercise of options, warrants and other convertible securities outstanding immediately prior to such Share Distribution) multiplied by the Warrant Price, plus (ii) the consideration, if any, received by the Company upon such Share Distribution; divided by (B) the number of shares of the Class outstanding immediately after such Share Distribution (including all shares of the Class issuable upon exercise of options, warrants and other convertible securities outstanding immediately after such Share Distribution).  Effective at the time of such adjustment to the Warrant Price, the number of Shares shall be increased to a number determined by multiplying the number of Shares by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to the Share Distribution and the denominator of which shall be the Warrant Price as adjusted in accordance with this Section 2.3.5.

2.4                               No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or bylaws or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5                               Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

2.7  Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article 2,  the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares which the Holder is entitled to receive upon exercise of the Warrant.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                               Representations and Warranties.  The Company represents and warrants to, and agrees with, the Holder as follows:

3.1.1                     This Warrant has been duly authorized, is validly issued and constitutes the valid and binding obligation of the Company.

3.1.2                     All Shares which may be issued from time to time upon the exercise of any of the purchase rights represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2                               Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3                                       No Shareholder Rights.  Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

3.4                                       Certain Information.  The Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.  The Holder represents and warrants to the Company as follows:

4.1                                       Purchase for Investment.  Holder is acquiring this Warrant and the Shares issuable upon exercise of this Warrant for its own account, for investment and not for, with a view to, or in connection with, any sale or distribution thereof within the meaning of the Securities Act, and Holder will not offer, sell or otherwise dispose of this Warrant and the Shares issuable upon exercise of this Warrant except as permitted by the Securities Act and any state securities law.

4.2                                       Unregistered Securities; Legend.  Holder understands that the Warrants and the Shares have not been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, that the Warrants and the Shares must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration, that the Warrants and the Shares shall bear a legend to such effect, and that appropriate stop transfer instructions may be issued.  Holder further understands that such exemption depends upon, among other things, the bona fide nature of Holder’s investment intent expressed herein.

4.3                                       Status of the Holder.  Holder has not been formed for the specific purpose of acquiring the Warrants or the Shares.  Holder understands the term “accredited investor” as used in Regulation D promulgated under the Securities Act and represents and warrants to the Company that Holder is an “accredited investor” for purposes of acquiring the Warrants and the Shares.

4.4                                       Knowledge and Experience; Economic Risk.  Holder has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction.  Holder is able to bear the economic risk of such investment, including a complete loss of the investment.

4.5                                       Access to Information.  Holder acknowledges that Holder and its representatives have had the opportunity to ask questions and receive answers from officers and representatives of the Company concerning the Company and its business and the transactions contemplated by this Agreement and to obtain any additional information which the Company possesses or can acquire that is necessary to verify the accuracy of the information regarding the Company herein set forth or otherwise desired in connection with its purchase of the Warrants and the Shares.

4.6                                       Rule 144.  Holder understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated by the Securities and Exchange Commission under the Securities Act depends upon the satisfaction of various conditions, and that such exemption is not currently available.

ARTICLE 5. MISCELLANEOUS.

5.1                               Term:  This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2                               Legends.                                                This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE LAWFULLY EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

5.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4                               Transfer Procedure.  Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).  The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5                               Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid (or on the first business day after transmission by facsimile), at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time.  All notices to Holder shall be addressed to Holder’s address set forth in that certain Series E Convertible Preferred Stock and Warrant Purchase Agreement dated as of June 10, 2010.

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Acceleron Pharma Inc.

Attn: Peter Courossi

128 Sidney Street

Cambridge, MA 02139

Telephone: 617.649.9200

Facsimile: 617.649.9988

5.6                               Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Requisite Holders and the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                               Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8                               Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9                               Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10                        Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Remainder of page left blank intentionally]

“COMPANY”

ACCELERON PHARMA INC.

By:

Name:

Title:

“HOLDER”

[•]

By:

Name:
(Print)
Title:

APPENDIX 1

NOTICE OF EXERCISE

1.                                      Holder elects to purchase                        shares of the Common Stock of                                      pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.                                      Holder elects to convert the attached Warrant into Shares in the manner specified in the Warrant.  This conversion is exercised for                                            of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.                                      Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

3.   By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

Date:

APPENDIX 2

Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:

CAcq = SAcqe-l(TAcq-tAcq)N(d1) – KAcqe-r(TAcq-tAcq)N(d2), where

CAcq = value of each warrant to purchase one share in the Acquirer

SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 1.6.2 if the Acquirer’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp

tAcq = date of issue of new warrants to purchase shares in the Acquirer

TAcq-tAcq = time until warrant expiration, expressed in years

s = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 1.6.2 if the Acquirer’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

d1 = (ln(SAcq/KAcq) + (r-l+s2/2)(TAcq-tAcq)) ÷ (sÖ(TAcq-tAcq))

ln = natural logarithm

l = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Corporate Reorganization.

KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)

r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq

d2 = d1- sÖ(TAcq-tAcq)

APPENDIX 3

Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share in the Company shall be:

CCorp = SCorpe-l(TCorp-tCorp)N(d1) – KCorpe-r(TCorp-tCorp)N(d2), where

CCorp = value of each Warrant to purchase one share in the Company

SCorp = price of Company stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 1.6.2 if the Company’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Company’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TCorp = expiration date of Warrants to purchase shares in the Company

tCorp = date of public announcement of transaction

TCorp-tCorp = time until Warrant expiration, expressed in years

s = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 5(d) if the Company’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

d1 = (ln(SCorp/KCorp) + (r-l+s2/2)(TCorp-tCorp)) ÷ (sÖ(TCorp-tCorp))

ln = natural logarithm

l = dividend rate of the Company for the most recent 12-month period at the time of closing of the Corporate Reorganization.

KCorp = strike price of warrant

r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp

d2 = d1- sÖ(TCorp-tCorp)